Exhibit 10.12
EXECUTION VERSION
BLUESTEM LETTER AGREEMENT
August 20, 2010
Goldman Sachs Bank USA
6011 Connection Drive
Irving, TX 75039
Ladies and Gentlemen:
          We refer to the Credit Agreement, dated as of August 20, 2010, between Fingerhut Receivables I, LLC (the “Company”), the Tranche A Lenders and Tranche B Lenders from time to time parties thereto, Goldman Sachs Bank USA (“GS Bank”), as administrative agent, collateral agent, joint lead arranger, joint bookrunner, syndication agent and documentation agent, and J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner (“Credit Agreement”). Defined terms used but not defined herein or in Appendix A hereto have the meaning specified in the Credit Agreement. This is the “Bluestem Letter Agreement” referred to in the Credit Agreement and reflects the agreement of the parties hereto as to the matters specified herein.
          The Lenders are not willing to enter into the Credit Agreement, to make Loans thereunder or to extend credit to the Company unless Bluestem Brands, Inc. (“Bluestem”), as the sole member of the Company, unconditionally agrees to certain obligations set forth herein.
          Subject to the terms and conditions hereof, as an inducement to the Lenders to enter into the Credit Agreement, to make Loans from time to time to the Company, and to extend such additional credit, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Bluestem agrees as follows:
ARTICLE I
Negative Covenants
          1.1 Indebtedness. Bluestem will not, and shall not permit any Subsidiary or the Company to, create, incur or suffer to exist any Indebtedness, except:
     (a) Indebtedness incurred under the Credit Documents or Related Agreements;
     (b) Indebtedness existing on the date hereof and set forth in Schedule 1.1 and Refinancing of any such Indebtedness in accordance with Section 1.1(f) hereof;

     (c) Indebtedness of Bluestem to any Subsidiary, and Indebtedness of any Subsidiary to Bluestem or any other Subsidiary, provided that such Indebtedness otherwise complies with the provisions of Section 1.4;
     (d) Guarantees by Bluestem of Indebtedness of any Subsidiary (other than the Company, except in the case of the Bluestem Guaranty) and by any Subsidiary of Indebtedness of Bluestem or any other Subsidiary, provided that the Indebtedness so Guaranteed is permitted by this Section 1.1;
     (e) Indebtedness of Bluestem or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Refinancing of any such Indebtedness in accordance with Section 1.1(f) hereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 1.1(e) shall not exceed $10,000,000 at any time outstanding plus up to $25,000,000 to finance the acquisition of the warehouse Bluestem currently leases in St. Cloud, Minnesota (the “St. Cloud Warehouse”) (provided that any Liens incurred in connection with such acquisition shall only encumber real property and fixtures comprising the St. Cloud Warehouse);
     (f) Indebtedness which represents a Refinancing of any of the Indebtedness described in Sections 1.1(b), (e) and (j); provided that, (i) the principal amount of such Indebtedness is not increased, (ii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iii) any Liens securing such Indebtedness are not extended to any property (other than property of a type included as collateral under any Bluestem Inventory Loan Documents or Senior Subordinated Documents as of the date of this Agreement) of Bluestem or any Subsidiary that is a Loan Party, (iv) such Refinancing does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such Refinancing are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness and (vi) an intercreditor agreement satisfactory to the Administrative Agent shall have been obtained with respect to such Indebtedness; provided, however, that any Refinancing in respect of the Bluestem 2010 Inventory Credit Agreement may increase the principal amount of such Indebtedness to $75,000,000;
     (g) Indebtedness of Bluestem or any Subsidiary, owed to any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;
     (h) Indebtedness of Bluestem or any Subsidiary, in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

     (i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this Section 1.1 (i) shall not exceed $2,500,000 at any time outstanding;
     (j) Indebtedness incurred under the Senior Subordinated Documents, including increases in the outstanding principal amount of the Senior Subordinated Debt as a result of any PIK Payments, and the Bluestem Inventory Loan Documents, in each case, without giving effect to any amendments or other modifications to the Senior Subordinated Documents or the Bluestem Inventory Loan Documents after the date of this Agreement which permit an increase in the maximum principal amount of Indebtedness which may be outstanding thereunder in excess of $75,000,000, in the case of the Bluestem Inventory Loan Documents, or in excess of $30,000,000 plus any PIK Payments permitted under the Senior Subordinated Documents in effect as of the date hereof, in the case of the Senior Subordinated Documents, unless such amendments or modifications shall have been consented to by the Class Requisite Lenders of each Class, other than a Refinancing permitted under Section 1.1(f); and
     (k) other unsecured Indebtedness of Bluestem or any Subsidiary in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of Bluestem’s Subsidiaries permitted by this Section 1.1 (k) shall not exceed $2,500,000 at any time outstanding.
          1.2 Liens. Bluestem shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created pursuant to any Bluestem Inventory Loan Document or any Senior Subordinated Document and permitted under the related Intercreditor Agreement;
     (b) Bluestem Permitted Encumbrances;
     (c) any Lien on any property or asset of Bluestem or any Subsidiary existing on the date hereof and set forth in Schedule 1.2 (or in the case of any replacement or additional Receivables Account Owner, security interests in deposit accounts to secure obligations under Receivables Account Agreements); provided that (i) such Lien shall not apply to any other property or asset of Bluestem or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and Refinancing thereof that do not increase the outstanding principal amount thereof;
     (d) Liens on fixed or capital assets acquired, constructed or improved by Bluestem or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 1.1, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such Liens shall not apply to any other property or assets of Bluestem or any Subsidiary and (v) any such Liens incurred in connection with the acquisition of the St. Cloud Warehouse solely that encumber the real property and fixtures related thereto;
     (e) any Lien existing on any property or asset prior to the acquisition thereof by Bluestem or any Subsidiary or existing on any property or asset of any Subsidiary prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of Bluestem or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, and Refinancing thereof that do not increase the outstanding principal amount thereof;
     (f) with respect to Bluestem or any Subsidiary, Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (g) Liens arising out of sale and leaseback transactions permitted by Section 1.6;
     (h) Liens granted by a Subsidiary in favor of Bluestem or another Subsidiary in respect of Indebtedness owed by such Subsidiary;
     (i) Liens created pursuant to or permitted by any Credit Document or Collateral Document or otherwise securing any obligations thereunder; and
     (j) Liens created pursuant to the Equity Pledge Agreement.
          1.3 Fundamental Changes.
     (a) Bluestem shall not, and shall not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default under the Credit Agreement shall have occurred and be continuing (i) any Subsidiary of Bluestem (other than the Company) may merge into Bluestem in a transaction in which Bluestem is the surviving corporation, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and (iii) any Subsidiary of Bluestem may liquidate or dissolve if the Bluestem determines in good faith that such liquidation or dissolution is in the best interests of the Bluestem and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary of Bluestem immediately prior to such merger shall not be permitted unless also permitted by Section 1.4.
     (b) Bluestem shall not, nor shall it permit its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Bluestem, its Subsidiaries and the Company on the on the date of execution of this Bluestem Letter Agreement and businesses reasonably related thereto.

          1.4 Investments, Loans, Advances, Guarantees and Acquisitions. Bluestem shall not and shall not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:
     (a) Bluestem Permitted Investments;
     (b) investments in existence on the date of this Bluestem Letter Agreement and described in Schedule 1.4;
     (c) investments by Bluestem and its Subsidiaries in Equity Interests in their respective Subsidiaries (other than the Company) and by Bluestem in the Company pursuant to the terms of the Credit Documents or the Related Agreements, including investments in the Company following the initial public offering of Bluestem for the purpose of the Company making prepayments under the Credit Agreement;
     (d) loans or advances made by Bluestem to any Subsidiaries (other than the Company) and made by any Subsidiary (other than the Company) to Bluestem or any other Subsidiary, provided that (i) no such loans and advances made by a Subsidiary that is a Loan Party shall be evidenced by a promissory note and (ii) the amount of such loans and advances (together with outstanding Guarantees permitted under the proviso to Section 1.4(e)) shall not exceed $2,500,000 in the aggregate at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (e) Guarantees constituting Indebtedness permitted by Section 1.1, provided that the aggregate principal amount that is Guaranteed (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 1.4(d)) shall not exceed $2,500,000 in the aggregate at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (f) loans or advances or other investments made by Bluestem or any Subsidiary (other than the Company) to or for the benefit of its employees on an arms-length basis in the ordinary course of business consistent with past practices (or as otherwise disclosed to the Administrative Agent prior to the date of this Agreement) for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $1,000,000 to any employee and up to a maximum of $3,000,000 in the aggregate at any one time outstanding;
     (g) notes payable, or stock or other securities issued by account debtors to Bluestem or any Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s accounts in the ordinary course of business, consistent with past practices;

     (h) investments in the form of Swap Agreements permitted by Section 1.7;
     (i) investments of any Person existing at the time such Person becomes a Subsidiary of Bluestem or consolidates or merges with Bluestem or any of the Subsidiaries (including in connection with a permitted acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;
     (j) investments received in connection with the dispositions of assets permitted by Section 1.5;
     (k) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Bluestem Permitted Encumbrances”;
     (1) (i) investments in the form of contributions of Underlying Receivables, in exchange for equity interests in the Company made pursuant to the terms of the Credit Documents, and Contribution Amounts required to be made pursuant to the terms of the Credit Agreement, (ii) the Bluestem Guaranty and (iii) investments by Bluestem in the Company pursuant to the terms of the Credit Documents, including investments in the Company following an initial public offering of Bluestem for the purpose of the Company making prepayments and related amounts under the Credit Agreement; and
     (m) investments permitted under Section 6.4 of the Credit Agreement and acquisitions permitted under Section 6.6 of the Credit Agreement.
          1.5 Asset Sales. Bluestem will not, and it will not permit any Subsidiary or the Company to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (provided for the avoidance of doubt that the issuance of Equity Interests by Bluestem will not constitute a sale, transfer or disposition), nor will Bluestem permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to Bluestem or another Subsidiary in compliance with Section 1.4), except:
     (a) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;
     (b) with respect to Bluestem and any Subsidiary other than the Company, sales of Underlying Receivables and other Purchased Assets (as defined in the Receivables Purchase Agreement) to the Company;
     (c) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and dispositions to Bluestem or any Subsidiary, provided that any such sales, transfers or dispositions shall be made in compliance with Section 1.9;

     (d) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;
     (e) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and dispositions of Bluestem Permitted Investments and other investments permitted by clauses (i) and (k) of Section 1.4;
     (f) with respect to Bluestem and any Subsidiary other than the Company, sale and leaseback transactions permitted by Section 1.6;
     (g) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Bluestem or any Subsidiary;
     (h) with respect to Bluestem and any Subsidiary other than the Company, sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold and other than Equity Interests in Company) that are not permitted by any other paragraph of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 1.5(h) shall not exceed $2,500,000 during any fiscal year of Bluestem;
     (i) sales, transfers and other dispositions of assets acquired pursuant to Section 1.4(f); and
     (j) sales of assets permitted under Section 6.6 of the Credit Agreement;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (f) and (g) above) shall be made for fair value and for at least 75% cash consideration or, in the case of clause (e), consideration in the form of other Bluestem Permitted Investments and/or cash.
          1.6 Sale and Leaseback Transactions. Bluestem shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Bluestem or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after Bluestem or such Subsidiary acquires or completes the construction of such fixed or capital asset.
          1.7 Swap Agreements. Bluestem shall not, and shall not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into by Bluestem or any Subsidiary to hedge or mitigate risks to which Bluestem or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Bluestem or any Subsidiary), (b)

Swap Agreements entered into by Bluestem or any Subsidiary in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Bluestem or any Subsidiary and (c) Swap Agreements permitted under the Credit Agreement.
          1.8 Restricted Payments; Certain Payments of Indebtedness.
     (a) Bluestem shall not, and shall not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Bluestem may make, declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, and Restricted Payments to any holders of the warrants pursuant to the terms thereof and the related agreements outstanding on the date hereof, or make case payments in lieu of fractional shares, (ii) Bluestem may make Restricted Payments, of up to $1,000,000 per Fiscal Year, pursuant to and in accordance with equity incentive plans of Bluestem and its Subsidiaries, (iii) Bluestem may pay cash dividends on its Series A Preferred Stock or Series B Preferred Stock with proceeds of an initial public offering of its common stock upon the conversion of such preferred stock to common stock, pursuant to Section 4.2.1 of Bluestem’ certificate of incorporation in effect on the date hereof, (iv) following an initial public offering by Bluestem, Bluestem may pay cash dividends with respect to its capital stock in an aggregate amount in any Fiscal Year of Bluestem not to exceed 10% of Consolidated Net Income for the immediately preceding fiscal year of Bluestem, (v) following an initial public offering by Bluestem, Bluestem may effect repurchases, redemptions or other Restricted Payments other than the payment of cash dividends with respect to its capital stock in an aggregate amount in any Fiscal Year of Bluestem not to exceed 3% of Tangible Net Worth of the Servicer Consolidated Group as of the end of the Fiscal Quarter most recently ended prior to the date of any such Restricted Payment, (vi) following an initial public offering by Bluestem, Bluestem and its Subsidiaries (other than the Company) may make Restricted Payments consisting of the repurchase or other acquisition of shares of, or options to purchase shares of, capital stock of Bluestem or any of its Subsidiaries from employees, former employees, directors or former directors of Bluestem or any Subsidiary (or their permitted transferees), in each case pursuant to stock option plans, stock plans, employment agreements or other employee benefit plans approved by the board of directors of Bluestem (provided that the aggregate amount of such Restricted Payments in any Fiscal Year of Bluestem shall not exceed 3% of the Tangible Net Worth of the Bluestem Consolidated Group as of the end of the fiscal quarter most recently ended prior to the date of any such Restricted Payment) and (vii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests in accordance with the applicable Organizational Documents; provided that with respect to Restricted Payments made pursuant to clauses (iii) through (vi) above, (A) no Event of Default or a Default shall have occurred and be continuing at the time of such Restricted Payment and (B) Bluestem shall be in compliance with the covenants in Section 4.01 of the Servicing Agreement as of the date of such Restricted Payment and immediately after giving effect thereto.
     (b) Bluestem shall not, and it shall not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except: (i) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under this Agreement (including Indebtedness under the Bluestem 2010 Inventory Credit Agreement and the Senior Subordinated Debt) other than payments in respect of subordinated indebtedness (other than the Senior Subordinated Debt) prohibited by the subordination provisions thereof; (ii) other principal payments in respect of the Bluestem 2010 Inventory Credit Agreement and any interest, fees or other obligations related thereto or relating to any reduction in commitments thereunder; (iii) under the Credit Documents; (iv) payments in respect of the Senior Subordinated Debt; (v) Refinancing of Indebtedness to the extent permitted by Section 1.1; and (vi) payment of secured Indebtedness permitted under this Bluestem Letter Agreement that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness other than payments in respect of subordinated indebtedness (other than the Senior Subordinated Debt) prohibited by the subordination provisions thereof.
          1.9 Transactions with Affiliates. Bluestem shall not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) with respect to Bluestem and any Subsidiary, transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to Bluestem or such Subsidiary than could be obtained on, an arm’s-length basis from unrelated third parties; (b) any investment permitted by Sections 1.4(c), (d) or (e), (c) any Indebtedness permitted under Section 1.1(a), (c), (d) or (j); (d) any Restricted Payment permitted by Section 1.8; (e) loans or advances to employees permitted under Section 1.4(f); (f) the payment of reasonable fees to directors of Bluestem or any Subsidiary who are not employees of Bluestem or any Subsidiary approved by Bluestem’s board of directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Bluestem or its Subsidiaries in the ordinary course of business; (g) transactions contemplated by the Receivables Purchase Agreement; (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Bluestem’ board of directors; and (i) transactions permitted under Section 6.9 of the Credit Agreement.
          1.10 Restrictive Agreements. Bluestem shall not and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Bluestem, any Subsidiary or the Company to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Bluestem, any other Subsidiary or to Guarantee Indebtedness of Bluestem or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Credit Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 1.10 (but shall apply to any extension or renewal of, or any amendment or modification, in each case, which expands the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Bluestem Letter Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases of Bluestem or any Subsidiary and other contracts restricting the assignment thereof and (vi) the foregoing shall not apply to restrictions and conditions of the type imposed by any Bluestem Inventory Loan Document or any Senior Subordinated Document, in each case, as in effect as of the date hereof.
          1.11 Amendment of Material Documents.
     (a) Bluestem shall not and shall not permit any Subsidiary to, amend, modify or waive any of its rights under (i) the Bluestem Inventory Loan Documents, (ii) the Senior Subordinated Documents, (iii) the Related Agreements or (iv) its certificate of incorporation, bylaws, operating, management or partnership agreement or other organizational documents, in each case, except after reasonable prior notice to the Administrative Agent; and
     (b) Bluestem shall not permit the Company to amend, modify or waive any of its rights under Material Contracts or the Company’s Organizational Documents except as permitted under Section 6.7 of the Credit Agreement.
ARTICLE II
Account Owner Termination Rights
          2.1 Bluestem shall not, and shall cause it Subsidiaries not to, exercise any right, or provide written notice of intent, to (a) terminate a Product Agreement or a Receivables Sale Agreement (other than to the extent replaced with a Product Agreement or a Receivables Sale Agreement in accordance with the terms of the Servicing Agreement) or (b) replace or otherwise terminate a Receivables Account Owner, in accordance with the applicable Product Agreement or the applicable Receivables Sale Agreement (other than to the extent replaced by another Receivables Account Owner in accordance with the terms of the Servicing Agreement) (such rights, together with the rights in clause (a), the “Account Owner Termination Rights”) without the prior written consent of the Administrative Agent and the Class Requisite Lenders of each Class (which consent may be given or withheld in their sole and absolute discretion).
ARTICLE III
Breach; Indemnity.
          3.1 Breach. Breach by Bluestem of its obligations hereunder shall constitute an immediate Event of Default under the Credit Agreement.
          3.2 Indemnity. Bluestem shall indemnify the Indemnitees for any and all Indemnified Liabilities arising out of or in connection with any breach of this Bluestem Letter

Agreement; provided, Bluestem shall not have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable order or judgment.
ARTICLE IV
Miscellaneous.
          4.1 Amendments. This Bluestem Letter Agreement may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced; provided, that no such amendment may be effected without the consent of the Requisite Lenders; provided further, that no such amendment shall change any provision of this Bluestem Letter Agreement in a manner that by its terms materially and adversely affects the rights of one Class differently than the other Class, without the consent of the Class Requisite Lenders of such other Class. The Administrative Agent shall provide notice to the Lenders of any amendment prior to the effectiveness thereof.
          4.2 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a breach hereunder if such action is taken or condition exists.
          4.3 Parties Bound; Assignment. This Bluestem Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and the Lenders and their respective successors, assigns and legal representatives; provided, however, that Bluestem may not, without the prior written consent of the Administrative Agent, assign any of its rights, powers, duties or obligations.
          4.4 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
          4.5 Severability. In case any provision or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

          4.6 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Bluestem Letter Agreement.
          4.7 Introductory Paragraphs. The introductory paragraphs hereof are a part hereof, form a basis for this Bluestem Letter Agreement and shall be considered prima facie evidence of the facts and documents referred to therein.
          4.8 Governing Law. THIS HOLDINGS LETTER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
          4.9 Consent to Jurisdiction.
     (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST HOLDINGS ARISING OUT OF OR RELATING HERETO, OR ANY OF THE OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS HOLDINGS LETTER AGREEMENT, HOLDINGS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO HOLDINGS AT ITS ADDRESS PROVIDED HEREIN AND TO ANY PROCESS AGENT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER HOLDINGS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST HOLDINGS IN THE COURTS OF ANY OTHER JURISDICTION.
     (b) HOLDINGS HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED HEREIN OR ON CT CORPORATION SYSTEM, ATTN: SERVICE OF PROCESS DEPT., 111 EIGHTH AVENUE, NEW YORK, NY 10011, AND HEREBY APPOINTS CT CORPORATION SYSTEM, AS ITS AGENT TO RECEIVE SUCH SERVICE OF PROCESS. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST HOLDINGS IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE. IN THE EVENT CT CORPORATION SYSTEM SHALL NOT BE ABLE TO ACCEPT SERVICE OF PROCESS AS AFORESAID AND IF HOLDINGS SHALL NOT MAINTAIN

AN OFFICE IN NEW YORK CITY, HOLDINGS SHALL PROMPTLY APPOINT AND MAINTAIN AN AGENT QUALIFIED TO ACT AS AN AGENT FOR SERVICE OF PROCESS WITH RESPECT TO THE COURTS SPECIFIED IN SECTION 4.9(a), AND ACCEPTABLE TO THE ADMINISTRATIVE AGENT, AS HOLDINGS’S AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON HOLDINGS’S BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION, SUIT OR PROCEEDING.
     4.10 Waiver of Jury Trial. HOLDINGS HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN IT RELATING TO THE SUBJECT MATTER HEREIN THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS HOLDINGS LETTER AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. HOLDINGS ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT IT HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS HOLDINGS LETTER AGREEMENT, AND THAT IT WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. HOLDINGS FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 4.10 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE UNDER THE CREDIT AGREEMENT. IN THE EVENT OF LITIGATION, THIS HOLDINGS LETTER AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     4.11 Entirety. This Bluestem Letter Agreement embodies the final, entire agreement of Bluestem and the Administrative Agent with respect to Bluestem’ undertaking specified herein and supersedes any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof. This Bluestem Letter Agreement is intended by Bluestem and the Administrative Agent as a final and complete expression of the terms of the undertaking, and no course of dealing between Bluestem and the Administrative Agent, no course of performance, no trade practices and no evidence of prior contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Bluestem Letter Agreement. There are no oral agreements between Bluestem and the Administrative Agent.

     4.12 Counterparts. This Bluestem Letter Agreement may be executed in any number of counterparts, each of which when executed shall be an original, and all of which, when taken together, shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Bluestem Letter Agreement by facsimile transmission or electronic transmission by portable document format shall be effective as delivery of a manually executed counterpart hereof.
     4.13 Termination. This Bluestem Letter Agreement shall terminate upon the termination of the Commitments and the indefeasible payment in full of all Obligations (other than continent indemnification obligations of the Company to the Secured Parties) under the Credit Agreement; provided, that this Bluestem Letter Agreement shall be reinstated if at any time any payment of any such Obligation is rescinded or must otherwise be restored by Administrative Agent upon the bankruptcy or reorganization of the Company.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by signing below.

Very truly yours,

BLUESTEM BRANDS, INC.

By:	/s/ Mark Wagener
Name: Mark Wagener
Title: Executive Vice President and Chief Financial Officer

Notice Address:
Bluestem Brands, Inc.
6509 Flying Cloud Drive
Eden Prairie, Minnesota 55344

Accepted and agreed to as of
the date first above written:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:	/s/ Jason P. Gelberd
Name: Jason P. Gelberd
Title: Authorized Signatory

Notice Address:
Goldman Sachs Bank USA
6011 Connection Drive
Irving, TX 75039

Schedule 1.1
Existing Indebtedness
None.

Schedule 1.2
Existing Liens
MetaBank: Bluestem’s grant to MetaBank of a security interest in the MetaBank-controlled non-interest bearing deposit account (the “Reserve Account”) and the funds therein or proceeds thereof.
WebBank: Bluestem’s grant to WebBank of a security interest in a segregated deposit account that shall hold only the funds provided by Bluestem to WebBank as collateral (the “Collateral Account”) and the funds therein or proceeds thereof.

Schedule 1.4
Existing Investments
None, other than “loans/advances” to customers in the form of revolving credit accounts or closed-end installment loan accounts.

Schedule 1.10
Existing Restrictions
1. Program Agreement dated August 20, 2010, by and between MetaBank and Bluestem Brands, Inc.
2. Receivables Sale Agreement dated August 20, 2010, by and between MetaBank and Bluestem Brands, Inc.
3. Revolving Loan Product Program Agreement dated August 20, 2010, by and between WebBank and Bluestem Brands, Inc.
4. Receivables Sale Agreement dated August 20, 2010, by and between WebBank and Bluestem Brands, Inc.
5. Amended and Restated Limited Liability Company Agreement of Fingerhut Receivables I, LLC, dated August 20, 2010.
6. Fourth Amended and Restated Certificate of Incorporation, as amended through August 20, 2010.
7. Amended and Restated Investor Rights Agreement, dated as of May 15, 2008, among Fingerhut Direct Marketing, Inc. and other investors.
8. Amended and Restated Stockholders Agreement, dated as of May 15, 2008, among the Fingerhut Direct Marketing, Inc. and certain investors and stockholders.
9. Executive Summary/Overview; Executive Life and Disability Benefits for Brian Smith, CEO/President; Prepared by Jeffrey A. Azen; approved by Board on April 25, 2007.
10. Independent Director -Total Compensation Summary.
11. Amended and Restated 2005 Non-Employee Directors Equity Compensation Plan.
12. 2003 Equity Incentive Plan.
13. 2007 Incentive Plan.
14. 2007 Vision of Quality Growth Special Incentive Program.
15. Bluestem Brands, Inc. makes periodic purchases of services from related parties. In fiscal 2009 the total amount of purchases was approximately $0.1 million.

16. Marketing Partner Agreement dated June 26, 2007, by and between Fingerhut Direct Marketing, Inc. and Dotomi, Inc. for delivery of online banner ads to certain Fingerhut customers and prospects.
17. Licensing Agreement dated November 1, 2003, by and between Fingerhut Direct Marketing, Inc. and Petters Group Worldwide, LLC for use of the trademarks MASTER CRAFT and MASTER CRAFT PRO.
18. Common Stock Purchase Warrant, dated February 18, 2004, issued to Piper Jaffray & Co.
19. Common Stock Purchase Warrant, dated February 24, 2004, issued to CIGPF I Corp.
20. Common Stock Purchase Warrant, dated November 1, 2004, issued to CIGPF I Corp.
21. Common Stock Purchase Warrant, dated February 18, 2004, issued to Cherry Tree Companies.
22. Common Stock Purchase Warrant, dated February 18, 2004, issued to Gorman Charitable Trust.
23. Common Stock Purchase Warrant, dated May 15, 2008, issued to Goldman Sachs Specialty Lending Group, L.P.
24. Common Stock Purchase Warrant, dated May 15, 2008, issued to Fortress Credit Corp.
25. Stock Purchase Agreement, dated May 15, 2008, by and among Fingerhut Direct Marketing, Inc., Bain Capital Venture Fund 2007, L.P., Battery Ventures VI, L.P., Prudential Capital Partners II, L.P., and the other purchasers listed therein.
26. Senior Subordinated Documents.
27. SPY Credit Documents.
28. Bluestem Inventory Loan Documents.
29. Fingerhut Direct Marketing, Inc. (now known as Bluestem Brands, Inc.) 2008 Equity and Incentive Plan.
30. 2010 Bluestem Brands, Inc. Incentive Plan.
31. 2010 Executive Supplemental Incentive Plan.

Appendix A
Certain Defined Terms
     “Bluestem Consolidated Group” shall mean Bluestem and its Subsidiaries.
     “Bluestem Inventory Loan Documents” means the “Loan Documents” as defined in the Bluestem 2010 Inventory Credit Agreement, as amended in accordance with the Bluestem 20 I 0 Inventory Intercreditor Agreement.
     “Bluestem Permitted Encumbrances” means, with respect to Bluestem and any Subsidiary:
     (a) Liens imposed by law for taxes that are not yet due or where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Bluestem or its Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such liabilities would not result in aggregate liabilities in excess of $2,500,000;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Bluestem or its Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such liabilities would not result in aggregate liabilities in excess of $2,500,000;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment Liens in respect of judgments; provided that such judgments individually or in the aggregate are not in excess of $2,500,000 and do not remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed on appeal or otherwise appropriately contested in good faith by proper proceedings diligently pursued;
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Bluestem or any Subsidiary; and
     (g) unperfected Liens and reclamation rights of inventory suppliers; and

     (h) Liens arising in favor of the applicable counterparty under any Swap Agreement to the extent such Swap Agreement is permitted under Section 1.7.
     “Bluestem Permitted Investments” means, with respect to Bluestem and any Subsidiary:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause ( c) above; and
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
     “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Equity Interest” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any liquidated earn-out and (l) any other Off-Balance Sheet Liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable, documented, out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable, documented, out-of-pocket fees or expenses incurred by Indemnitees in enforcing the indemnification provisions of Section 3.2) (collectively, “Liabilities”), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Bluestem Letter Agreement or the transactions contemplated hereby or thereby; provided that Indemnified Liabilities shall not include any Liabilities arising solely as a result of a breach of this Bluestem Letter Agreement causing an Event of Default under the Credit Agreement.

     “Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and ( c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Party” has the meaning specified in the Bluestem 2010 Inventory Credit Agreement as in effect on the date hereof.
     “Off-Balance Sheet Liability” means, with respect to any Person, (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).
     “PIK Payment” means, with respect to the Senior Subordinated Debt, payments in the form of additional notes (or the increase of the principal amount of the related notes) in lieu of cash payments.
     “Refinancing” means an extension, renewal or replacement.
     “Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Bluestem or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Bluestem or of any option, warrant or other right to acquire any such Equity Interests in Bluestem.
     “Senior Subordinated Debt” means the Indebtedness of Bluestem in the aggregate original principal amount of $30,000,000, as evidenced by the 13.00% Senior Subordinated Secured Notes dated as of March 23, 2006 in the aggregate principal amount of $30,000,000 made by Bluestem, together with any replacements thereof, in each case as amended, modified, supplemented or restated in accordance with the terms of the Bluestem Securities Purchase Agreement.
     “Senior Subordinated Documents” means the Bluestem Securities Purchase Agreement and any and all agreements, documents and instruments executed and delivered thereunder or in connection therewith.
     “St. Cloud Warehouse” has the meaning specified in Section 1.1Ce).
     “Subsidiary” means any direct or indirect wholly-owned subsidiary of Bluestem or a Bluestem Credit Party, as applicable, other than the Company.

     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Bluestem Consolidated Group shall be a Swap Agreement.